Exhibit 99.1

Cascade Microtech Reports Second Quarter 2007 Results

Record Revenues of $24.1 million and EPS of 2 cents include the effects of the acquisition of Gryphics

July 24, 2007

PORTLAND, Ore.—(BUSINESS WIRE)—Cascade Microtech (NASDAQ:CSCD - News), today reported financial results for the second quarter ended June 30, 2007.

Highlights for the Second Quarter 2007 include:

•	Record revenues of $24.1 million, up 7% sequentially and up 23% over Q2 last year;

•	$19.1 million Engineering Products Division revenue, up 4% sequentially and 19% over Q2 last year;

•	$5.0 million Production Products Division revenue, up 24% sequentially and up 39% over Q2 last year; Q2 results this year include $1.3 million in revenue from the Gryphics acquisition;

•	EPS of $0.02 per diluted share includes amortization of purchased intangibles of $555,000;

•	During the second quarter, we closed the acquisition of Gryphics, Inc. for approximately $26 million.

“Our Engineering Products Division continued to show strong performance in the second quarter of 2007, in which we shipped another record number of 300mm probe stations. In our Production Products Division, however, both Pyramid Probe Card revenues and bookings were below plan as we continue to build a more diversified customer base”, said Eric Strid, CEO of Cascade Microtech. “During the quarter, we were pleased to complete the acquisition of Gryphics, Inc. and have begun the integration of this business into our Production Products Division,” added Strid.

Revenue for the second quarter was $24.1 million, net income for the quarter was $0.2 million and diluted earnings per share were $0.02 compared to revenue of $19.6 million, net income of $0.8 million and diluted earnings per share of $0.07 for the second quarter of 2006.

Gross margin for the second quarter was 44.8% compared to 45.7% in the first quarter of 2007 and 44.6% for the second quarter of 2006.

For the second quarter, there was a tax benefit of $248,000 which included the impact of the acquisition of Gryphics, Inc., which was acquired in April 2007.

Financial Outlook

Based on the current backlog and anticipated bookings, Cascade anticipates that third quarter 2007 revenues will be in the range of $23.0 million to $25.0 million and that diluted earnings per share will be in the range of $0.01 to $0.06. This anticipated earnings range includes $555,000 of acquisition-related amortization.

About Cascade Microtech

Cascade Microtech, Inc. (NASDAQ: CSCD) is a worldwide leader in the precise electrical measurement and test of integrated circuits (ICs) and other small structures. For technology businesses and scientific institutions that need to evaluate small structures, Cascade Microtech delivers access to, and extraction of, electrical data from wafers, integrated circuits (ICs), IC packages, circuit boards and modules, MEMs, biological structures, electro-optic devices and more. Cascade Microtech’s leading-edge semiconductor production test consumables include unique probe cards and test sockets that reduce manufacturing costs of high-speed and high-density semiconductor chips. Information about Cascade Microtech can be found on the Web at www.cascademicrotech.com.

Forward-Looking Statements

The statements in this release regarding the Company’s financial outlook as to revenue and earnings in the third quarter of 2007 and any acquisition-related charges are “forward-looking” statements within the meaning of the Securities Litigation Reform act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based in part on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including changes in demand for the Company’s products, product mix, the timing of shipments and customer orders, constraints on supplies of components, excess or shortage of production capacity and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K. In addition such statements could be affected by general industry and market conditions and growth rates and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

The company will host a conference call beginning at 5 p.m. EDT (2 p.m. PDT) on July 24, 2007 to discuss its results for the second quarter ended June 30, 2007 and its outlook for the third quarter of 2007.

A simultaneous audio cast of the conference call may be accessed online from the investor relations page of www.cascademicrotech.com. A replay will be available after 7 p.m. EDT at this same internet address. (For a telephone replay, dial 888-286-8010 passcode: 35500195; International: 617-801-6888.)

CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Consolidated Balance Sheets

June 30, 2007 and December 31, 2006

	June 30, 2007	December 31, 2006
	(unaudited)
Assets

Current assets:
Cash and cash equivalents	$3,495	$5,260
Marketable securities	24,425	38,534
Accounts receivable, net	20,336	17,642
Inventories	15,679	15,094
Prepaid expenses and other	1,842	2,055

Deferred income taxes	2,059	2,042
Total current assets	67,836	80,627

Long-term investments	9,442	9,662
Fixed assets, net	12,504	6,818
Deferred income tax	1,158	1,132
Goodwill	15,651	1,295
Other assets	17,445	4,702

	$124,036	$104,236

Liabilities and Stockholders’ Equity

Current liabilities:
Current portion of long-term debt and capital leases	$6	$—
Accounts payable	5,432	6,013
Deferred revenue	808	1,184
Accrued liabilities	4,280	5,026

Total current liabilities	10,526	12,223

Long-term debt and capital leases	25	—
Deferred income tax	5,016	450
Deferred revenue	460	199
Other long-term liabilities	1,922	1,171

Total liabilities	17,949	14,043

Stockholders’ equity:
Common stock	77,894	63,261
Unrealized holding gain (loss) on investments	(26)	(1)
Retained earnings	28,219	26,933

Total stockholders’ equity	106,087	90,193

	$124,036	$104,236

CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,	Year to Date Ended June 30,
	2007	2007	2006	2007	2006
Sales	$24,116	$22,471	$19,598	$46,587	$39,297
Cost of sales	13,186	12,087	10,739	25,273	21,759
Stock-based compensation	127	122	113	249	225

Gross profit	10,803	10,262	8,746	21,065	17,313

Operating expenses:
Research and development (includes $89, $79, $77, $168, $154 respectively, of stock-based compensation)	3,120	2,639	2,150	5,759	4,148
Selling, general and administrative (includes $408, $361, $258, $769, $522 respectively, of stock-based compensation)	7,439	6,664	5,808	14,103	11,817
Amortization of purchased intangibles	555	106	—	661	—

Total operating expenses	11,114	9,409	7,958	20,523	15,965

Income (loss) from operations	(311)	853	788	542	1,348

Other income (expense):
Interest income	366	455	405	821	767
Interest expense	—	(1)	—	(1)	—
Other, net	(65)	110	(10)	45	47

Total other income (expense)	301	564	395	865	814

Income (loss) before income taxes	(10)	1,417	1,183	1,407	2,162

Provision (benefit) for income taxes	(248)	369	387	121	710

Net income	$238	$1,048	$796	$1,286	$1,452

Net income per share:
Basic	$0.02	$0.09	$0.07	$0.10	$0.13
Diluted	$0.02	$0.09	$0.07	$0.10	$0.12

Shares used in computing net income per share:
Basic	12,724	11,808	11,411	12,269	11,392
Diluted	13,038	12,207	11,897	12,625	11,841

Contact:

Steven Sipowicz, Chief Financial Officer

(503) 601-1000